EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for October 2010

WHITE PLAINS, N.Y., Oct. 14, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its October newsletter today.

Fifth Street's Pipeline Continues to Flow

We are just a few weeks into our first fiscal quarter and Fifth Street has already originated $63.5 million of new deals for the quarter, $51.0 million of which were funded at close. We continue to see transaction volume build with our pipeline remaining at a very high level. While we anticipate significant additional fundings this quarter, we do not expect them to occur until late November or December. Our pipeline currently consists of over 95% first lien, one-stop transactions which will continue to increase our first lien exposure beyond the 70% level we reported in our June 30, 2010 10-Q. We remain comfortable that we have substantial capital available to take advantage of the very active M&A environment. As we recently announced, Fifth Street's SBIC subsidiary received approval for an incremental $75 million of leverage from the SBA and we have begun conversations with our lending groups that lead us to believe that both of our credit facilities can be expanded when additional capacity is needed. We are pleased to have forged a positive relationship with the SBA and that we were recently able to fix the $73 million of our outstanding leverage at a rate of 3.215% per annum for 10 years.

We are refining our net investment income guidance for the September 30, 2010 quarter to a range of $0.20 to $0.22 per share as many of the deals that closed in the quarter were funded too late to have a meaningful impact on the quarter's earnings. This is within the range of guidance that we previously announced in August. We expect earnings to improve in the current quarter as we believe that our increased utilization of leverage will generate additional income.

Portfolio credit quality problems continue to be centered in the 2007 vintage and we are actively working to address all of our more challenging investments. We are seeing EBITDA across the portfolio continue to improve as demonstrated by the Fifth Street Small Business Index (http://smbindex.fifthstreetfinance.com), which recently reported its eighth consecutive monthly increase.

Spreads are stable in both the middle and lower middle markets. We are seeing the bulk of our deals in the middle market, specifically in companies ranging between $10 million and $20 million of EBITDA. Apart from the fixing of SBA debt, we continue to prepare for an anticipated rise in interest rates by increasing our percentage of floating rate loans, which currently represent over 30% of the portfolio. Having ample capacity and truly being a partner to private equity firms during the credit dislocation has earned us the respect and recognition as a market leader in one-stop transactions.

Fifth Street continues to build its team and infrastructure. We recently announced the expansion of our presence within the Midwest region of the United States with the hiring of Sunny Khorana as a Managing Director of Origination and the opening of a new Fifth Street Chicago office. Sunny joins us after originating and structuring debt financings for middle market private equity firms at CIT Group, Inc. as well as at J.P. Morgan Securities, Inc. in its Leveraged Finance and Financial Sponsor Groups.  We are always looking for talented professionals and we encourage you to visit the careers page of our website (http://fifthstreetfinance.com/careers.html) to browse the employment opportunities currently available at Fifth Street.

October marks the first monthly dividend being paid to Fifth Street's shareholders. We have received overwhelmingly positive responses from our shareholders for the conversion from a quarterly dividend schedule to a monthly dividend schedule. As a reminder, each monthly dividend has its own record and payment dates. This information can be found under the Investor Relations tab of our website (http://ir.fifthstreetfinance.com/dividends.cfm).

As our fourth quarter 2010 earnings are scheduled to be reported in December and we do not release newsletters in months when earnings are reported, the next newsletter scheduled to be released in mid-November will mark the last Fifth Street newsletter in 2010.  Overall, we have growing optimism that the current quarter has the potential to end with record deal origination levels for Fifth Street.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com